Exhibit 10.21

FIFTH AMENDMENT TO OFFICE BUILDING LEASE AGREEMENT

This Fifth Amendment to Office Building Lease Agreement (this “Amendment”) is made and entered into this 18th day of April, 2007, by and between WESTCORE PYRAMID, L.P., a Delaware limited partnership (the “Landlord”), and EVOLVING SYSTEMS, INC., a Delaware corporation (the “Tenant”).

RECITALS

A.                                   Meridian Associates West, a Colorado general partnership, the predecessor-in-interest to Pacifica Holding Company, a Colorado corporation, the predecessor-in-interest to Mack-Cali Realty, L.P., a Delaware limited partnership, the predecessor-in-interest to Landlord, and Tenant entered into that certain Office Building Lease Agreement dated March 30, 1995, as amended by that certain Amendment Number One to Lease Agreement dated October 11, 1996 (“First Amendment”), that certain Amendment Number Two to Lease Agreement dated October 22, 1999 (“Second Amendment”), that certain Third Amendment to Office Building Lease Agreement dated July 17, 2002 (“Third Amendment”), and that certain Fourth Amendment to Office Building Lease Agreement dated May 24, 2004 (“Fourth Amendment”) (the Office Building Lease Agreement, the First Amendment, Second Amendment, Third Amendment and Fourth Amendment are hereinafter sometimes collectively referred to as the “Original Lease”), with respect to certain premises located within the office building (the “Building”) located at 9777 Pyramid Court, Englewood, Colorado, as more particularly described therein.

B.                                     The term of the Original Lease is currently set to expire on May 31, 2007.  Tenant has requested, and Landlord has accepted, an extension of the term of the Original Lease.

C.                                     Landlord and Tenant desire (i) to extend the term of the Original Lease, (ii) to reduce the size of the existing premises, (iii) to establish the Base Rent and Base Operating Expenses for the extension term, and (iv) to provide other amendments to the Original Lease, all subject and pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                       New Premises Lease Term.  The New Premises Lease Term shall be extended for an additional term of sixty-five (65) months commencing on June 1, 2007 (the “Extension Date”) and terminating on October 31, 2012 (the “Termination Date”).

2.                                       New Premises.  Commencing on the Extension Date, the New Premises shall be deemed to contain approximately twenty-four thousand three hundred five (24,305) rentable square feet of space located on the first floor of the Building as depicted on the floor plan attached hereto as Exhibit A.

3.                                       Monthly Base Rent.  Effective on the Extension Date, Section 4 of the Lease is amended by deleting it in its entirety and inserting the following in lieu thereof:

Tenant shall pay to Landlord as Base Rent for the New Premises, accruing on and after the Extension Date and monthly thereafter in accordance with the terms of the Original Lease, as follows:

Period	Rent/Sq.Ft.	Annual Rent	Monthly Rent
Extension Date – October 31, 2007	$0.00	$0.00	$0.00
November 1, 2007 – October 31, 2008	$19.25	$467,871.25	$38,989.27
November 1, 2008 – October 31, 2009	$19.75	$480,023.75	$40,001.98
November 1, 2009 – October 31, 2010	$20.25	$492,176.25	$41,014.69
November 1, 2010 – October 31, 2011	$20.75	$504,328.75	$42,027.40
November 1, 2011 – Termination Date	$21.25	$516,481.25	$43,040.10

Tenant’s Pro Rata Share of Increased Operating Expenses as provided herein and such other charges as are required by the terms of this Lease to be paid by Tenant shall be referred to as “Additional Rent.”  Landlord shall have the same rights as to the Additional Rent as it has in the payment of Base Rent.  The Base Rent, Additional Rent and all other amounts due to be paid under this Lease may be referred to herein collectively as “Rent.”

The term “Lease Year” as used herein shall be each twelve (12) month period in the New Premises Lease Term commencing on June 1 of each calendar year during the New Premises Lease Term.

4.                                       Base Year Operating Expenses.

(a)                                  “Base Operating Expenses” shall mean an amount equal to the actual Operating Expenses for the Building Complex for the calendar year 2007.

(b)                                 Effective as of the Extension Date, Subparagraph 5.B. of the Third Amendment is hereby deleted and restated in its entirety as follows:

5.B.    From and after the Extension Date, Tenant shall pay to Landlord Tenant’s Prorata Share of any increases in Operating Expenses in excess of Base Operating Expenses (the “Increased Operating Expenses”) during each calendar year of the New Premises Lease Term and any extension thereof.  All amounts required to be paid by Tenant shall be paid within thirty (30) days following billing therefor by Landlord.  Beginning on January 1, 2008, and continuing each month thereafter during the New Premises Lease Term, or any extension thereof, Tenant shall pay to Landlord, at the same time as the Base Rent is paid, an amount equal to one-twelfth (1/12) of Landlord’s estimate (as determined by Landlord’s Accountants) of Tenant’s Prorata Share of the Increased Operating

Expenses for the particular calendar year, with a final adjustment to be made between the parties at a later date for said calendar year.

(1)                                  As soon as practicable following the end of each calendar year during the New Premises Lease Term, or any extension thereof, Landlord shall submit to Tenant a statement prepared by a representative of Landlord setting forth the exact amount of Tenant’s Prorata Share of the Increased Operating Expenses for the calendar year just completed.  Beginning with said statement for the second full calendar year, it shall also set forth the difference, if any, between Tenant’s actual Prorata Share of the Increased Operating Expenses for such calendar year just completed and the estimated amount of Tenant’s Prorata Share of Increased Operating Expenses.  Each such statement shall also set forth the projected Increased Operating Expenses, if any, for the new calendar year and the corresponding increase in Tenant’s Prorata Share of the Increased Operating Expenses computed in accordance with the foregoing provisions; provided, however, in no event will the Rent to be paid by Tenant hereunder ever be less than the Base Rent as it is to be adjusted for such calendar year.  To the extent that Tenant’s Prorata Share of the Increased Operating Expenses for the period covered by such statement is different from the estimated amount upon which Tenant paid Rent during the calendar year just completed, Tenant shall pay to Landlord the difference in cash within thirty (30) days following receipt by Tenant of such statement from Landlord or receive a credit on the next month’s rental owing hereunder, as the case may be.  Until Tenant receives such statement, Tenant’s monthly Rent for the new calendar year shall continue to be paid at the rate paid for the particular calendar year just completed, but Tenant shall commence payment to Landlord of the monthly installments of Rent on the basis of such statement beginning on the first day of the month following the month in which Tenant receives such statement.  Moreover, Tenant shall pay to Landlord or deduct from the Rent, as the case may be, on the date required for the first payment of Rent, as adjusted, the difference, if any, between the monthly installments of Rent so adjusted for the new calendar year and the monthly installments of Rent actually paid during the new calendar year.

(2)                                  In addition to the above, if, during any particular calendar year, there is a change in the information on which Landlord’s Accountants based the estimate upon which Tenant is then paying its estimated Tenant’s Prorata Share of the Increased Operating Expenses so that such estimate furnished to Tenant is no longer accurate, Landlord shall be permitted to revise such estimate by notifying Tenant and there shall be such adjustments made in the monthly estimated Tenant’s Prorata Share of the Increased Operating Expenses on the first day of the month following the serving of such statement on Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of Tenant’s Prorata Share of the Increased Operating Expenses then being paid by Tenant for the balance of the calendar year, as well as an appropriate adjustment in cash based upon the amount theretofore paid by Tenant during such particular calendar year pursuant to the prior estimate.

(3)                                  In the event the Rentable Area is not fully occupied during any particular calendar year, Landlord’s Accountants may adjust those Operating Expenses which are affected by the occupancy rates for the particular calendar year, or portion thereof, as the case may be, to reflect an occupancy of not less than ninety-five percent (95%) of such Rentable Area.  In the event the Rentable Area is not fully occupied during the calendar year 2007, which serves as the basis for the calculation of Base Operating Expenses, Landlord’s Accountants shall adjust those Operating Expenses which are affected by the occupancy rates for the calendar year 2007, or portion thereof, as the case may be, to reflect an occupancy of not less than ninety-five percent (95%) of such Rentable Area.

(4)                                  If the calendar year is not concurrent with the Lease Year, Landlord shall, at any time during the New Premises Lease Term, or any extension thereof, make all adjustments provided for in this Paragraph 5 with an appropriate proration for the Lease Year in which the New Premises Lease Term or any extension begins or ends.  In addition, Landlord may elect at any time during the New Premises Lease Term or any extensions thereof to make all adjustments provided for in this Paragraph 5 on a Fiscal Year basis with an appropriate proration for the calendar year in which such conversion is made and in which the term ends and all references in this Lease to calendar year shall thereafter be deemed to refer to “Fiscal Year”.

(5)                                  Landlord’s and Tenant’s responsibilities with respect to the Operating Expense adjustment described herein shall survive the expiration or early termination of this Lease.

(c)                                  Commencing as of the Extension Date, Tenant’s Prorata Share shall be deemed to be 20.207%.  The terms Tenant’s Porata Share and Tenant’s Pro Rata Share are used interchangeably in the Original Lease and shall carry the same meaning for all purposes hereof.

(d)                                 Nothing in the foregoing shall be deemed to modify any obligations of Tenant with respect to Operating Expenses for any period prior to the Extension Date.

5.                                       Tenant Finish Work.  Provisions regarding any remodeling of or tenant finish work to be completed in the  New Premises shall be as set forth below.  Except as provided below, Landlord shall have no obligation for completion or remodeling of the  New Premises and Tenant shall accept the Premises in its “as is” condition on the Extension Date:

(a)                                  Tenant Improvement Allowance.  Landlord agrees to pay Tenant a tenant improvement allowance of Two Hundred Ninety-One Thousand Six Hundred Sixty and No/100ths U.S. Dollars ($291,660.00) (the “Tenant Improvement Allowance”) as contribution toward the cost of tenant improvement work performed in the New Premises (collectively, the “Tenant Finish Costs”).  The Tenant Improvement Allowance shall be applied toward (i) the cost of tenant improvement work completed within the rentable area of the New Premises in accordance with the Construction Drawings (as defined below), excluding, however, any movable furniture, equipment and trade fixtures not physically attached to the Premises (collectively, the “Tenant Work”), and (ii) the cost of tenant improvement work completed within the rentable areas of the New Premises in accordance with Tenant’s IT Work (as defined below), as well as any soft costs, such as architectural, engineering, cabling and wiring costs incurred by Tenant in connection with Tenant’s Work or Tenant’s IT Work.  Landlord shall pay the costs of Tenant’s IT Work from the proceeds, if any, of the Tenant Improvement Allowance within thirty (30) days after receipt of invoices, reasonable supporting documentation, and lien waivers in such form as Landlord may reasonably require.  Any unused portion of the Tenant Improvement Allowance upon completion of Tenant’s Work and Tenant’s IT Work will not be refunded to Tenant and will not be available to Tenant as a credit against any obligations of Tenant under the Lease.   Landlord shall have the right to charge a construction management fee equal to two and one-half percent (2.5%) of the Tenant Finish Costs, which amount shall be deducted from the Tenant Improvement Allowance.

(b)                                 Design of Tenant’s Work.  Landlord and Tenant have approved those certain pricing plans for the Premises prepared by Intergroup Architects (the “Architect”) attached hereto as Exhibit C (collectively, the “Pricing Plans “).  No changes may be made to the Pricing Plans without the written approval of Landlord and Tenant.

(c)                                  Construction Drawings.  Within fifteen (15) business days after the date of this Amendment, Landlord shall cause the Architect to prepare the construction drawings for Tenant’s Work in the New Premises (“Construction Drawings”) based upon the Pricing Plans and shall submit the Construction Drawings for Tenant’s approval.  Tenant shall either approve the Construction Drawings or submit, in writing, exceptions to the Construction Drawings to Landlord within five (5) business days of Tenant’s receipt of the Construction Drawings.  If Tenant does not respond to the Construction Drawings within such five (5) business day period, Tenant shall be deemed to have approved the Construction Drawings.  If Tenant submits exceptions to the Construction Drawings, Landlord shall respond to any of Tenant’s exceptions within five (5) business days of receipt thereof.  This procedure shall be repeated until both parties agree upon the final Construction Drawings.  After approval of the Construction Drawings no further changes may be made without the prior written approval of Landlord.

(d)                                 Construction of Tenant’s Work.  Once Landlord and Tenant agree on the final Construction Drawings, Landlord shall be responsible for the execution and administration of the construction of Tenant’s Work, which shall be done in accordance with the following provisions:

(i)                                     Contractor Selection.  Within fifteen (15) business days after the date Landlord and Tenant agree upon the final Construction Drawings, Tenant’s Work shall be competitively bid to three (3) general contractors, and Tenant shall be provided a reasonable opportunity to provide input into the bid and bid review process.  Landlord shall select a contractor for Tenant’s Work, subject to Tenant’s reasonable approval, which approval shall not be unreasonably withheld.  The selected contractor or subcontractor may be referred to herein as the “Contractor”.  The contract for the Tenant’s Work shall be between Landlord and the Contractor.

(ii)                                  Permitting.  Landlord or the Contractor shall submit the Construction Drawings to the proper authorities for a building permit.  Landlord will cause Landlord’s Architect to make any changes to the Construction Drawings which are requested by the applicable governmental authorities to obtain the building permit.  Any such changes shall be subject to Tenant’s payment of any excess costs as described below.

(iii)                               Coordination with Tenant’s IT Work.  In connection with the Tenant’s Work, Tenant will be entering into contracts for the performance of electrical, wiring and other services related to the relocation of Tenant’s computer rooms and telecommunications services within the New Premises (collectively, “Tenant’s IT Work”).  Landlord acknowledges that because Tenant will be occupying the New Premises during the construction of Tenant’s Work and because Tenant will also be contracting for the construction of Tenant’s IT Work, Landlord’s Contractor will need to closely coordinate with Tenant and Tenant’s contractor on the schedules for performance of Tenant’s Work with the performance of Tenant’s IT Work.  For example, some of Tenant’s Work must be sequenced such that computer servers used by Tenant for its ongoing business must be moved from the computer rooms within the 1A wing of the New Premises before any demolition or remodeling of such computer rooms can be performed.

(iv)                              Tenant Improvement Allowance Over Runs.  Landlord shall pay the Tenant Finish Costs in the amount up to the Tenant Improvement Allowance, less any deductions for Landlord’s construction management fee as noted above.  If Landlord estimates that the Tenant Finish Costs will exceed the Tenant Improvement Allowance, the projected excess shall be paid by Tenant upon demand.  Landlord shall be under no obligation to commence or continue performing Tenant’s Work until Tenant has made such payment.

(e)                                  Costs for Moving Telecommunications “Point of Presence” for Other Building Tenants.  Currently, one or more telecommunications companies have a “point of presence” or “POP” in Tenant’s large computer room located on the 1C wing of the New Premises.  These telecommunications POPs are used to provide services to other tenants in the Building.  Because such space will no longer be used as a computer room after Tenant’s Work has been completed, such telecommunications POP(s) need to be moved.  The costs of moving such telecommunications POP(s) are not the responsibility of the Tenant and shall not be included in costs charged against the Tenant Improvement Allowance.  Landlord shall be responsible for notifying the telecommunications carriers of the need to move their POPs and Tenant will reasonably cooperate with Landlord to effect the movement of such POPs from the 1C wing computer room.

(f)                                    Swing Space.  Upon Tenant’s written request, Landlord will permit Tenant to occupy Suite 200 “C” of the Building (the “Swing Space”) for no additional rent until such time as Landlord notifies Tenant that the New Premises are ready for occupancy.  During such occupancy, the Swing Space shall be deemed part of the New Premises and shall be subject to all terms of the Lease, other than payment of Base Rent, Operating Expenses or the Tenant Improvement Allowance.  Tenant shall have two (2) weeks to vacate the Swing Space after receiving notice from Landlord that the New Premises are ready for occupancy.

(g)                                 Decommissioning of Cooling Tower Unit.  Landlord acknowledges and agrees that in connection with Tenant’s IT Work, Tenant will be terminating the use of the Cooling Tower Unit that it is currently using for additional cooling for its computer rooms.  Within the earlier to occur of: (a) six (6) months after Tenant is no longer using the Cooling

Tower Unit; and (b) two hundred forty (240) days after the date of this Amendment, Tenant shall cause the Cooling Tower Unit to be removed from the Building in compliance with all applicable laws.  Prior to commencing the removal of the Cooling Tower Unit, Tenant shall submit all plans and specifications therefore for Landlord’s reasonable review and approval.  Tenant shall promptly repair any damage to the roof resulting from such removal.  At Landlord’s election, Tenant shall coordinate such removal with Landlord’s roofing contractor.

(h)                                 New Cooling Unit Installation.  Landlord acknowledges and agrees that in connection with Tenant’s IT Work, Tenant will require the installation of new cooling units to provide additional cooling for its computer rooms, and that installation of such cooling units will involve installation of units on the exterior of the Building to vent heat from the interior units to the outside (collectively, the “Cooling Equipment”).  The location, size, type and manner of installation of the Cooling Equipment shall be subject to Landlord’s prior written approval.  Tenant must install and maintain all such Cooling Equipment in accordance with all applicable laws, and shall be responsible, at Tenant’s sole cost and expense, for obtaining any permits and approvals required from any and all governmental or quasi-governmental agencies having jurisdiction over the Building.  Landlord may require Tenant and/or the company providing services to Tenant in connection with any such Cooling Equipment to pay for any costs incurred by Landlord in connection with Tenant’s installation, operation and maintenance of the Cooling Equipment.  If any of the Cooling Equipment generates noise likely, in Landlord’s reasonable judgment, to disturb other tenants or occupants of the Building, or if required by any governmental authority, Tenant shall install sound attenuated acoustic enclosures reasonably satisfactory to Landlord designed to eliminate such noise or reduce such noise to acceptable levels, and/or to screen the Cooling Equipment from view.  All of the provisions of the Lease shall apply to the installation, use and maintenance of the Cooling Equipment, including all provisions relating to compliance with legal requirements, insurance, indemnity, repairs and maintenance.  Tenant shall (i) be solely responsible for any damage caused as a result of the use of the Cooling Equipment by Tenant, its employees, agents, or invitees, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any legal requirements relating to the installation, maintenance or use of Cooling Equipment, and (iii) promptly and diligently perform all necessary repairs or replacements to, or maintenance of, the Cooling Equipment.  Upon the expiration of this Lease, Tenant shall remove the Cooling Equipment at Tenant’s sole cost and expense, and shall restore any damage to the Building caused by the removal of the Cooling Equipment.  If Tenant fails to remove the Cooling Equipment within a reasonable time, then the Cooling Equipment shall be deemed abandoned, and Landlord may cause the same to be removed, and the Building to be repaired, at Tenant’s expense, which expense shall be considered Additional Rent and shall survive the expiration or earlier termination of the Lease.

6.                                       Security Deposit.  Paragraph 5 of the Lease is deleted and replaced with the following:

5.                                       Security Deposit.  Within five (5) business days after mutual execution of this Fifth Amendment, Tenant shall deliver to Landlord an irrevocable letter of credit, in substantially the form attached hereto as Exhibit B and incorporated herein by reference, or such other form reasonably acceptable to Landlord, issued by a bank acceptable to Landlord, payable in Denver, Colorado, in the amount of One Hundred Thousand U.S. Dollars ($100,000.00) which as renewed, replaced or reduced as set forth herein shall remain in effect for the entire New Premises Lease Term plus sixty (60) days

(the “Security Deposit”) as security for the Rent payable hereunder, the return of the New Premises in good order and condition as required in this Lease, and the performance of the terms, covenants, conditions and agreements of Tenant under this Lease.  Tenant shall not assign or encumber the Security Deposit.  If the letter of credit is for less than the entire New Premises Lease Term, then for as long as Tenant is required to maintain the Security Deposit under this Lease, Tenant shall deliver to Landlord a renewal or replacement letter of credit which conforms to the requirements of this Paragraph 5 at least thirty (30) days prior to the date each letter of credit is to expire, and if either (a) Tenant fails so to deliver the renewal or replacement letter of credit, or (b) if the bank which issued the letter of credit or Tenant notifies Landlord prior to the expiration date of any such letter of credit (and each letter of credit other than the first letter of credit shall require the bank to do so or if the bank will not agree to do so, then Tenant shall so notify Landlord) that it does not intend to renew or replace the letter of credit, then unless Landlord has previously received the required renewal or replacement letter of credit, Landlord may draw on the letter of credit and hold its proceeds, without interest to Tenant, as the Security Deposit.  The Security Deposit shall not be applied by Tenant to the payment of Rent or any other amount for which it may become liable under this Lease, and such Security Deposit or its use shall in no way relieve Tenant from the faithful and punctual performance of all terms, covenants, conditions and agreements herein imposed upon it or cure any default.  If Landlord draws down on the Security Deposit to satisfy any obligation of the Tenant, Tenant, within ten (10) days after demand, shall deliver to Landlord a replacement or additional letter of credit which satisfies the requirements of this Paragraph 5 so that Landlord shall have the full amount of the Security Deposit ($100,000.00) at all times during the term of this Lease as existed immediately prior to such application.  Notwithstanding the foregoing, it is agreed that so long as Tenant is not then in default and demonstrates to Landlord’s reasonable satisfaction that it has achieved positive Adjusted EBITDA (as defined below) for the immediately preceding two (2) fiscal years, then at the end of the twenty-fourth full month after the Extension Date, the Security Deposit will be reduced to Fifty Thousand U.S. Dollars ($50,000.00).  For purposes of this Paragraph 5, the term “Adjusted EBITDA” shall mean Tenant’s earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, gain/loss on foreign exchange transactions and other non-cash expenses.

Upon delivery of the new Letter of Credit described in this Paragraph 5, Landlord shall release its interest in the existing Letter of Credit that was provided to Landlord under the terms of Amendment No. 3 to the Lease.

Landlord agrees that at the termination of this Lease, the Security Deposit shall be terminated within sixty (60) days after the New Premises have been vacated in good order and condition, provided that Tenant shall have complied in all respects with the terms, covenants, conditions and agreements contained herein.  In the event of a sale, lease, assignment or transfer of the New Premises or the Building, Landlord shall have the right to transfer its interest in the Security Deposit to its purchaser, assignee, transferee, or any other successor in interest and shall provide in writing the address of such successor, and Landlord shall thereupon be released by the Tenant from all liability for the return of the Security Deposit; provided, however, that Landlord shall be responsible for payment of any administrative fees charged by the issuer of the letter of credit in connection with such transfer.  In that event, Tenant agrees to look solely to the new Landlord as such new Landlord shall have the same responsibilities as contained in this Paragraph.  Nothing in this Paragraph 5 shall be construed as limiting Tenant’s liability under this Lease to the amount of the Security Deposit.

7.                                       Renewal Option.  As additional consideration for the covenants of Tenant hereunder, Landlord hereby grants to Tenant an option (the “Option”) to extend the New Premises Lease Term for an additional term of five (5) years (the “Option Term”).  The Option shall supersede any renewal options contained in the Original Lease.  The Option shall apply only to the original space leased hereunder and shall be on the following terms and conditions:

(a)                                  Written notice of Tenant’s interest in exercising the Option shall be given to Landlord no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the New Premises Lease Term.  If Tenant timely exercises the Option, the Lease shall be deemed extended and thereafter the parties shall execute an amendment to the Lease setting forth the terms of the extension.

(b)                                 The Option granted hereunder shall be upon the terms and conditions contained in the Lease except that monthly fixed rent shall be the fixed rent which Landlord would quote to third parties for space comparable to the New Premises if it were to become available for leasing for a lease term scheduled to commence at the time of the commencement of the Option Term (the “Market Rate”).  The Market Rate may include escalations and pass-throughs.  Notwithstanding anything to the contrary contained herein, within thirty (30) days after Tenant exercises the Option, Landlord shall provide Tenant with notice of the Market Rate as determined by Landlord pursuant to this Subparagraph (7)(b).  Within ten (10) business days after receipt of Landlord’s determination of the Market Rate, Tenant shall have the right to dispute said determination upon written notice to Landlord.  In the event Tenant timely disputes Landlord’s determination, Landlord and Tenant shall attempt to resolve such dispute within thirty (30) days after Tenant provides written notice of such dispute.  In the event Landlord and Tenant are unable to resolve such dispute within said thirty (30) day period, Tenant, as its sole and exclusive remedy, shall either: (i) accept Landlord’s determination of the Market Rate; (ii) proceed to an arbitration procedure as outlined below, or (iii) elect to waive its exercise of the Option and the Original Lease shall terminate on the Termination Date.

(c)                                  Arbitration Procedure.  If Tenant elects to exercise the Option and have the Market Rate determined by Qualified Appraisers (provided that both parties have attempted in good faith to reach a mutually acceptable agreement, but were unable to do so), Landlord and

Tenant shall each within five (5) business days after Landlord’s receipt of the notice to proceed to arbitration to nominate and appoint a Qualified Appraiser to determine the Market Rate.  Upon the appointment of the two (2) Qualified Appraisers, they shall be instructed to fairly and impartially determine the Market Rate.  The two (2) Qualified Appraisers shall afford to Landlord and Tenant the right to submit evidence with respect to such value and shall, with all possible speed, make their respective determinations and deliver a written report thereof to Landlord and Tenant within thirty (30) days after their appointment.  If the two (2) Qualified Appraisers are unable to agree upon the Market Rate, the Qualified Appraisers shall elect a third Qualified Appraiser within ten (10) days after the expiration of such thirty (30) day period.  Within ten (10) business days after the election of the third Qualified Appraiser, a majority of the Qualified Appraisers will set the Market Rate for the Option Term.  As used herein, the term “Qualified Appraiser” means a commercial real estate broker who has been actively and continuously engaged in the leasing of commercial office space in the Southeast Suburban Submarket for not less than the previous  five (5) year period prior to such appointment as his/her primary occupation, and is not affiliated with Landlord or Tenant.

(c)                                  Unless Landlord is timely notified by Tenant in accordance with subparagraph (a) above, it shall be conclusively deemed that Tenant does not desire to exercise the Option, and the Original Lease shall expire in accordance with its terms, on the Termination Date.

(d)                                 Tenant’s right to exercise its Option shall be conditioned on:  (i) Tenant not being in default under the Lease at the time of exercise of the Option or at the time of the commencement of the Option Term; and (ii) Tenant not having subleased more than twenty-five percent (25%) of the New Premises or assigned its interest under the Lease as of the commencement of the Option Term or having vacated more than twenty-five percent (25%) of the New Premises.

8.                                       Brokerage.  Tenant has no knowledge of any brokers’ involvement in this transaction on behalf of Tenant, except The Staubach Company, which has acted as Tenant’s leasing broker and shall be paid a commission pursuant to a separate agreement.  Tenant will indemnify Landlord against any claim or expense (including, without limitation, attorneys’ fees) paid or incurred in connection with this Amendment by Landlord as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through or under Tenant.

9.                                       General.  This Amendment is intended to be, and shall be construed as, an amendment of the Original Lease.  To the extent that the terms and conditions of this Amendment conflict with the terms and conditions of the Original Lease, the terms and conditions of this Amendment shall control.  Capitalized terms used in this Amendment shall have the meaning ascribed to them in the Original Lease.  The Original Lease, as modified by this Amendment, may be referred to herein as the “Lease”.

10.                                 Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of the respective parties hereto.

11.                                 Counterparts.  This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument.  The parties agree that signatures transmitted by facsimile or electronic mail shall be binding as if they were original signatures.

12.                                 Attorneys’ Fees.  In the event it becomes necessary for either party to file a suit to enforce this Amendment or any provisions contained herein, the party prevailing in such action shall recover, in addition to all other remedies or damages, reasonable attorneys’ fees and court costs incurred by such prevailing party in such suit.

IN WITNESS WHEREOF, the Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:		TENANT:

WESTCORE PYRAMID, L.P.,		EVOLVING SYSTEMS, INC.,
a Delaware limited partnership		a Delaware corporation

By:	WESTCORE DENVER GP, LLC,	By:	/s/ Brian R. Ervine
a Delaware limited liability company,
its General Partner		Name:	Brian R. Ervine

By:	/s/ Don Ankeny	Title:	CFO
Don Ankeny
Authorized Signatory

Address:	5975 South Quebec Street, Suite 100	Address:	9777 Pyramid Court, Suite 100
	Centennial, Colorado 80111		Englewood, CO 80112

Phone:	(303) 721-7600	Phone:	(303) 802-1000
Fax:	(303) 721-1122	Fax:	(303) 802-1138

EXHIBIT A

Floor Plan

EXHIBIT B

Form of Letter of Credit

LETTER OF CREDIT

Westcore Pyramid, L.P.
5975 South Quebec Street, Suite 100
Centennial, Colorado 80111
Attention: John Fefley

Re:          Letter of Credit No.

Ladies and Gentlemen:

By order of our client, Evolving Systems, Inc. (Applicant), we hereby issue in your favor our clean, unconditional irrevocable Letter of Credit which is available against presentation of your sight draft.  The draft must be accompanied by:

1.                                       This Letter of Credit No.                                  ; and

2.                                       Certification signed by an authorized representative of                                                                   , or an officer of its transferee or assignee, stating essentially as follows:

“The undersigned Beneficiary requests payment of the enclosed draft under the enclosed Letter of Credit.”

This Letter of Credit shall be subject to the Special Conditions set forth on Exhibit 1, such exhibit being considered a part hereof and incorporated herein by reference.

We hereby agree that all drafts drawn under and in compliance with the terms of this credit shall meet with honor upon presentation and delivery of documents on or before 5:00 p.m., Mountain Time                                  , as specified to the drawee.

Attest:	a

By:	By:
Title:	Title:

“Lender”

Exhibit 1 to Exhibit I

To Letter of Credit No.

The Letter of Credit shall be governed by the following Special Conditions:

a.                                       This Letter of Credit shall be governed by and construed in accordance with the laws of the State of Colorado, including specifically, but not limited to, C.R.S. 1973, ‘ 4-5-101,et seq., entitled Uniform Commercial Code — Letters of Credit.

b.                                      Issuer agrees that it may not defer honor beyond the close of the first banking day after presentment of a sight draft drawn hereunder and accompanying documents.

c.                                       This Letter of Credit shall be transferable and assignable to any person or entity who is the successor or assignee of Beneficiary’s interest under the Office Building Lease dated March 30, 1995, the current parties to which are Westcore Pyramid, L.P., as Landlord and Evolving Systems, Inc., as Tenant.

EXHIBIT C

Pricing Plans

NOTE: Pricing Plans include those alternate selections made at April 4, 2007 meeting with Intergroup Architects and Landlord and Tenant representatives, as well as configuration of the selected area per the 3/4/2007 Preliminary Plans-Option B of Intergroup Architects.